 As filed with the Securities and Exchange Commission on February 10, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

OptiLeaf, Incorporated

Florida	7372	47-1553134
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3049 Delta Drive

Colorado Springs, CO 80910

James S. Byrd, Jr.

100 E. Sybelia Avenue, Suite 215

Maitland, FL 32751

(407) 378-2030

Copies to:

James S. Byrd, Jr., Esq. Byrd & Byrd, PL 100 E. Sybelia Avenue, Suite 215 Maitland, FL 32751 Tel: (407) 378-2030

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation Of Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value	4,466,335	$1.00	$4,466,335	$518.99

This Registration Statement covers the resale by our selling shareholders of up to 100,000,000 shares of common stock previously issued to such selling shareholders. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private offering. The price of $1.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON ___________ 2015

100,000,000 shares of common stock

OptiLeaf, Inc.

This prospectus relates to periodic offers and sales of 100,000,000 shares of our common stock by the selling security holders.

Our common stock is presently not traded on any market or securities exchange. The 100,000,000 shares of our common stock can be sold by selling security holders at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price of $1.00 per share for the shares of common stock was determined based on the price of our common stock during our private offering. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2015

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

“We,” “us,” “our company,” “our,” “OptiLeaf” and the “Company” refer to OptiLeaf, Inc., but do not include the shareholders of OptiLeaf, Inc.

Business Overview

We were incorporated under the laws of the State of Florida on August 11, 2014.  OptiLeaf, Inc. was formed to provide a world-class fully integrated turn-key growth management system for the cannabis industry to help dispensary owners, grow operations and caregivers increase their sales and reduce costs, increase their company’s productivity and profitability and reduce or eliminate the need for manual labor while maximizing yield. Overall, OptiLeaf, Inc. can be characterized as a technological solutions provider for the cannabis industry.

OptiLeaf’s target market includes dispensary owners, grow operations, and caregivers the accelerated rise and expansion of the legal cannabis industry has created thousands of new potential customers for our products and services. As new states and countries make the move toward cannabis legalization, our potential customer base will continue to grow. Every legally authorized dispensary, grow operation, and caregiver would be a potential customer.

OptiLeaf will offer a complete line of hardware and software technological solution for the cannabis industry. Our software is a seed-to-sale growth management system, designed to not only offer a complete grow automation system, but to enhance every aspect of the medical cannabis business. Our leading edge wireless sensor networks include an array of products that control, monitor, and automate all aspects of the grow house operations. Our principal product, OptiLeaf GrowPro Elite, provides a complete, robust state-of-the-art hardware and software solution for large cultivation operations with multiple locations.

According to Arcview Market Research, the leading source of reliable information for the industry, cannabis is currently a $2.3 billion industry to grow to $10.2 billion by 2018. At maturity, and after federal repeal, the market is predicted to be worth between $35 and $45 billion. Medical cannabis is currently legal in 23 states and the District of Columbia. Currently, Washington and Colorado have implemented laws permitting the sale of cannabis to all adults. The report predicts that 14 more states will legalized cannabis for recreational adult use in the next five years, creating a potential $10.2 billion cannabis market by 2018.

“Cannabis is one of the fastest growing industries. Domestically, we weren’t able to find any market that is growing as quickly,” said Steve Berg, a former managing director of Wells Fargo Bank and editor of the report, The State of Legal Marijuana Markets (second edition).

The heart of our system is the innovative multi-purpose growth management software suite. OptiLeaf has added proprietary hardware components, which, together with software, provide a turn-key growth management system. The system will allow growers to realize significant labor savings as common grow house tasks are fully automated. Our integrated hardware is capable of monitoring and adjusting light, soil moisture, CO2, temperature, ventilation, nutrients, and humidity as needed, in real time and around-the-clock. Our user interface, data tracking, and remote access capabilities allow growers to monitor, adjust, and manage their facilities as needed from anywhere in the world.

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Our products will be manufactured in the USA and Asia, managed by a team possessing years of experience with domestic and overseas production. OptiLeaf does not directly distribute, sell, grow, harvest cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future.

While individual components of our system are available from our main competitors, OptiLeaf believes it has the first and only system to completely integrate all aspects of growth automation and management into one system.

As of August 2014, we have taken the following steps to become an operating company:

1.	We finished and launched our website www.optileaf.com.
2.	We engaged the services of Byrd & Byrd, PL as our legal counsel.
3.	We created our innovative multi-purpose growth management software suite and added proprietary hardware components, which together with our software suite, provide a turn-key growth management system.
4.	We registered our trademark “OptiLeaf” and our slogan “Technology for Optimal Growth with the USPTO (United States Patent Trademark Office).

During the next 12 months we intend to take the following additional steps to market our products and services:

1.	We will educate consumers to differentiate our products from the competition thus giving them the confidence to try something new.
2.	OptiLeaf’s marketing strategy is to aggressively enhance, promote, and support the significant benefits of our growth management software and our array of wireless sensor network products. We will sell our products direct to consumers who are registered growers, dispensaries, and caregivers. Marketing will be directed to those contained in the readily available database.

We plan on driving our complete line of products through our online showroom. Our plan is to launch product sales first from our website and database marketing, generating cash flow before we move into the retail channel. These marketing strategies were chosen because they will provide the most direct access to the greatest number of potential customers.

Our advertising and promotion strategy is to position OptiLeaf as the leading technological solution provider for the cannabis market. We will track, whenever possible, all revenues generated from our advertising, promotion, and publicity efforts.

Revenue

To date we have not experienced any revenue. We cannot be assured when we will be able to begin operations and experience revenue.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 3.

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Corporate Information

The address of our corporate office is 3049 Delta Drive, Colorado Springs, CO 80910, and our telephone number is (855) 678-4532. We maintain a website at www.optileaf.com .. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	A requirement to have only two years of audited financial statements and only two years of related MD&A;

●	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We have elected to use the extended transition period provided above and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and results of Operations – Critical Accounting Policies.”

The Offering

Shares of common stock offered by selling shareholders	100,000,000

Shares of common stock outstanding before the offering	20,210,419

Shares of common stock outstanding after the offering	79,789,581

Terms of the offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds	We will not receive proceeds from the resale of shares by the selling shareholders.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

We operate in an immature industry and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

We will derive our revenue from a combination of hardware sales, installation, support and monthly recurring license fees from end users. We will be driving the sale of our products by our online marketing showroom. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in an immature industry with an evolving business model such as ours. Some of these risks and uncertainties relate to our ability to:

➢	maintain and expand client relationships;

➢	sustain and increase the number of visitors to our websites;

➢	manage our expanding operations and implement and improve our operational, financial and management controls;

➢	overcome challenges presented by adverse global economic conditions as they impact spending in our client verticals;

➢	raise capital at attractive costs, or at all;

➢	successfully expand our footprint in our industry;

➢	respond effectively to competition and potential negative effects of competition on profit margins;

➢	attract and retain qualified management, employees and independent service providers;

➢	respond to government regulations relating to the industry and other aspects of our business.

If we are unable to address these risks, our business, results of operations and prospects could suffer.

Our operating results may continue to be adversely affected as a result of unfavorable market, economic, social and political conditions.

An unstable global economic, social and political environment may have a negative impact on demand for our services, our business and our operations, including the U.S. economic environment. The economic, social and political environment has or may negatively impact, among other things:

●	current and future demand for our services;

●	price competition for our products and services;

●	the price of our common stock;

●	our liquidity;

●	our ability to service our debt, to obtain financing or assume new debt obligations; and

●	our ability to obtain payment for outstanding debts owed to us by our customers or other parties with whom we do business.

In addition, to the extent that the economic, social and political environment impacts specific industry and geographic sectors in which many of our customers are concentrated, that may further negatively impact our business.

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The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending in the United States and other parts of the world that affect not only the ultimate consumer, but also retailers. As a result, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, or maintain or improve our earnings from operations as a percentage of net sales. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

We hope to experience, and to a certain extent have experienced, rapid growth in our operations, and we expect to experience further growth in our business, both through acquisitions and internally. This growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued rapid growth and acquisitions may make it more difficult for us to accomplish the following:

Our key personnel may provide only limited amounts of time to our business, which may cause our business to fail.

Our future ability to execute our business plan depends upon the continued service of our Chief Strategy Officer, Michael Janzen, our COO/CFO Nick Nguyen, and our CEO/CTO Thomas Tran. If we lost the services of one or more of our key personnel, or if one or more of our executive officers or employees joined a competitor or otherwise competed with us, our business may be adversely affected. In particular, the services of key members of our research and development team would be difficult to replace. We cannot assure that we will be able to retain or replace our key personnel.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to expand our client base through marketing and client acquisition programs. We cannot assure you that we will be able to successfully grow our client base to a level that is needed to sustain ourselves and become profitable. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

We currently do not have any agreements with our suppliers or customers. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, our business operations and financial results will be adversely affected.

We currently do not have any agreement with our suppliers or customers. We do not know if these suppliers or customers will continue to cooperate with us although we have a good relationship with them. Also, the terms of the transactions are not guaranteed and may be changed from time to time or subject to negotiation based on supply and demand. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, or if the terms of the transaction negatively change, our revenues and operations will be adversely affected.

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If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

Based on the opportunities identified through research and analysis, and building on past experience, OptiLeaf's four-year capital requirements will be $500,000 by 2017. To implement these plans, we will require a line of credit totaling $500,000 for the following purposes:

1)	Build assembly facilities and ramp up production and inventory to meet customer demands.

2)	Maximize sales with an extensive campaign to promote our products.

3)	Add retail outlets, regional sales offices, and print a direct-mail catalog.

4)	Reinforce Customer Support services to handle the increased demands created by the influx of new orders and broader coverage of existing accounts.

5)	Augment Company staff to support and sustain prolonged growth under the new marketing plan.

6)	Increase Research and Development to create additional follow-on products as well as to further fine-tune our competitive advantages.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our production lines and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

An up-swing in the economy may lead to increased revenues. With an improved economy comes more discretionary income, and based on research that OptiLeaf has obtained, we found significant links between the overall health of the economy and the transaction volume in our industry. Specifically, our target market has seen an increase in discretionary income. From this, we project our revenues to correlate with that trend.

A recession may affect the performance of our business, especially when the downturn results in an increase in the unemployment rate. Past research has shown that a recession is likely to increase the rate of unemployment within our target market. As the unemployment rate rises, sales are expected to decline.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We may need to hire additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

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If we are unable to retain the members of our management team or attract and retain qualified management team members in the future, our business and growth could suffer.

Our success and future growth depend, to a significant degree, on the continued contributions of the members of our management team. Each member of our management team is an at-will employee and may voluntarily terminate his or her employment with us at any time with minimal notice. We also may need to hire additional management team members to adequately manage our growing business. We may not be able to retain or identify and attract additional qualified management team members. Competition for experienced management-level personnel in our industry is intense. Qualified individuals are in high demand, particularly in the Internet marketing industry, and we may incur significant costs to attract and retain them. If we lose the services of any member of our management team or if we are unable to attract and retain additional qualified senior managers, our business and growth could suffer.

We may incur significant costs to be a public company to ensure compliance with U.S corporate governance and accounting requirements and we may not be able to absorb such costs.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

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We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

After we become a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NYSE. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

If we become a public company, we also expect that it may be more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

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We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act.

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risks Related to Our Common Stock

We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The offering price of our common stock should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $1.00 per share for the shares of common stock was determined based on the price of our private offering. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. As such, investors may be unable to sell any shares or make any profit from the investment.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 100,000,000 shares of common stock, with no par value.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

This concentration of ownership could result in a reduction in value to the common stock you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.

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The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

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DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders. However, in the future if we decide to issue more shares, our existing shareholders will experience dilution.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock. We anticipate on applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders

As of December 31, 2014, we had 28 shareholders of our common stock.

Transfer Agent and Registrar

ClearTrust, LLC is currently the transfer agent and registrar for our common stock. Its address is 16540 Pointe Village Dr., Suite 206, Lutz, FL 33558. Its phone number is (813) 235-4490.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The information and financial data discussed below is derived from our audited financial statements for the period from inception, August 11, 2014 through December 31, 2014.  The audited financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the related notes contained elsewhere in this prospectus. The financial statements contained elsewhere in this prospectus fully represent our financial condition and operations; however, they are not indicative of our future performance.

Overview

A key problem in the fledgling cannabis industry is a lack of full service, seed-to-sale growth management systems. While there are existing software products on the market, none are completely integrated with software and hardware for the seamless tracking and management of growth, task automation, and sale. A complete solution has thus far been unavailable. OptiLeaf’s comprehensive technological solution will greatly reduce labor expenses while maximizing yield.

OptiLeaf will offer a complete technological solution for the cannabis industry, incorporating both hardware and software. Our software is a seed-to-sale growth management system designed to offer a complete grow automation system that will enhance every aspect of cannabis business. Our leading edge, wireless sensor network includes an array of products that control, monitor, and automate every aspect of grow house operation. Our principal product, OptiLeaf GrowPro Elite, provides a complete, robust, state-of-the-art hardware and software solution for the large cultivation operation with multiple locations.

In the period from inception (August 11, 2014) through December 31, 2014 we had zero revenue and our net loss was $40,179. As of December 31, 2014 we had total current assets of $653,937 and total current liabilities of $731.

Plan of Operation

We are a development stage company. Our activities have been primarily limited to business formation, strategic development, marketing, website and product development, negotiations with third party sales and channel partners, and capital raising activities. Our plans include having Trimpro, Monster Gardens, General Hydroponics, and Advanced Nutrients market our wireless network sensor products within their product line, in their promotional materials, and on their websites. We will similarly promote their products along with our own.

New products are being developed. These products will control, monitor, and automate all aspects of the grow house operation. These new products are of particular importance since they will be integrated with our growth management software. To date, OptiLeaf is the first and only system to completely integrate all aspects of growth automation and management into one system.

Product launches are planned for third quarter 2016.

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Much of the development time and effort at OptiLeaf during the next 18 months will be spent on research and development for the new wireless sensor network product line and in optimizing our OptiLeaf GrowPro seed-to-sale growth management software. During the next 18 months, OptiLeaf intends to spend approximately $375,000 on R&D, an amount which is roughly 64% of our forecast revenue for 2016. Plans for 2017 and beyond call for a decrease in R&D spending to about 20% of revenue as the technology will have been thoroughly tested and proven by then.

OptiLeaf is regularly examining roles that new products will play in the growth of the Company.

Accordingly, our operations have been minimal.  During the next eighteen months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

●	We will invite the most influential reporters and editors from High Times and Cannabis Culture, the major publications for the cannabis industry, to visit OptiLeaf. During the visit, each of the editors will receive a complete facility tour, briefings about the product, and an opportunity to interview the CEO, CTO, product designer and marketing manager. If logistics or timing is a problem, individual appointments can be arranged, or meetings will be scheduled during major trade shows.

●	To promote our products during the important launch stage, we have concluded that we will need specific expertise and contacts that are not available inside our company. We will use the Ogilvy Public Relations Company to assist with promotion so that we can focus on our competitive advantage.

●

OptiLeaf will implement a direct sales force to interact with our customers on a one-to-one basis. The sales force will be responsible for implementing our marketing plans. Each sales person will be trained to communicate the OptiLeaf message effectively. Our sales force will be continuously updated and educated on the Company's objectives, any new products in the pipeline, product enhancements, as well as any potential changes to state or federal legislation that could have an impact on cannabis cultivation, usage and distribution. Our decision to use a direct sales force was taken because OptiLeaf products require considerable customer education and post-sales support. Our price point, pricing structure and profit margins are such that we feel a "person-to-person" selling strategy is the most effective way to promote our products and boost sales.

●	We expect to expand our product offerings from time to time to meet market demand.

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Over the next twelve months, we anticipate expenses of up to $190,000 including general, administrative and corporate expenses.  The extent of such expenses will depend upon the successful implementation of our financing strategy and the acceleration of our business plan accordingly.

We raised approximately $711,000 in gross proceeds in the private placement closed in 2014. In addition, our founders each purchased the following. Thomas Tran, 3,869,271 shares for the amount of $30,000, Nick Nguyen, 3,869,271 shares for the amount of $30,000, Michael Janzen, 3,869,271 shares for the amount of $30,000 and Wilbur Gregory, 3,869,271 shares for the amount of $30,000, resulting in $120,000.00 of capital to our company.

We expect to finance our operations primarily through our existing cash, our operations and any future financing.  If we do not obtain additional funding, we will continue to operate on a reduced budget until such time as more capital is raised. We believe that we could operate with our current cash on hand while satisfying any shortfall in cash flow with income that will be generated after the launch of our sales and marketing programs.  However, to effectively implement our business plan, we will need to obtain additional financing in the future.

If we obtain financing, we would expect to accelerate our business plan and increase our advertising and marketing budget, hire additional staff members, and increase our office space and operations all of which we believe would result in the generation of revenue and profit for our company.

Results of Operations

We have conducted minimal operations during the period from inception (August 11,2014 to December, 31, 2014. We have not generated revenues during this period.  We had net losses of $40,179 for the period from inception (August 11, 2014) to December 31, 2014.

Liquidity and Capital Resources

As of December 31, 2014, we had cash of $653,937.  Our primary uses of cash were for employee compensation and working capital. The main sources of cash were from our Founders. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	An increase in working capital requirements,

●	Addition of administrative and sales personnel as the business grows,

●	Increases in advertising, public relations and sales promotions as we commence operations,

●	Research and Development,

●	The cost of being a public company and the continued increase in costs due to governmental compliance activities.

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The following summarizes the key components of the Company’s cash flows for the calendar year 2014;

Cash flows used by operating activities	$40,548
Cash flows used by investing activities	10,515
Cash flows from financing activities	705,000
Net increase in cash and cash equivalents	$653,937

We plan to fund our activities during and beyond 2015 through our existing cash on hand and through revenue generated through the sale of our product, and through additional debt or equity financing if available. We cannot be certain that such funding will be available on acceptable terms, or available at all. To the extent that we raise additional funds by issuing debt or equity securities or through bank financing, our stockholders may experience significant dilution. If we are unable to raise funds when required or on acceptable terms, we may have to significantly scale back, or discontinue, our operations.

Going Concern

Our financial statements have been prepared on a going concern basis. As of December 31, 2014, we have not generated any revenues since inception.  We expect to finance our operations primarily through our existing cash, our operations and any future financing.  However, there is no assurance we will be able to obtain such capital, through equity or debt financing, or any combination thereof, or on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2014, the Company had cash equivalents of approximately $653,937.

Recently Issued Accounting Pronouncements

We do not expect that other recently issued accounting pronouncements will have a material impact on our financial statements.

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OUR BUSINESS

Overview

We were incorporated under the laws of the state of Florida on August 11, 2014. OptiLeaf will offer a complete technological solution for the cannabis industry, incorporating both hardware and software. Our software is a seed-to-sale growth management system designed to offer a complete grow automation system that will enhance every aspect of the cannabis business. Our leading edge, wireless sensor network includes an array of products that control, monitor, and automate every aspect of grow house operation. Our principal product, OptiLeaf GrowPro Elite, provides a complete, robust, state-of-the-art hardware and software solution for the large cultivation operation with multiple locations.

OptiLeaf plans to become the premier vendor for seed-to-sale growth management systems for the cannabis industry and reach profitability within three years after launch while developing additional profit centers such as training, custom programming services, service contracts, extended warranties, etc. within the first two years.

OptiLeaf has gathered information that is relevant to the psychographic profile of our target market. Some of the characteristics discovered include cost savings, increased productivity and profitability, and reduction or elimination of the need for manual labor while maximizing yield.

Customer satisfaction will be a high priority for OptiLeaf, Our main goal is to ensure that our products are made using the highest quality components so that there are few, if any, returns due to product defects. Still, we recognize the fact that however good our product is, there will be times when it simply does not meet the needs of some customers. To ensure a positive experience and image in the minds of these and all customers, we will offer a money-back guarantee. Our objective is to make our customer service so satisfying that even if a customer decides to return a particular product, we will retain that person as a loyal customer, who won't hesitate to refer friends and associates, and perhaps make other purchases from OptiLeaf in the future.

By 2018, we predict that OptiLeaf will be a highly visible company in the legal Cannabis Horticulture Industry, renowned for having the most advanced technology available in seed-to-sale growth management systems. By then, OptiLeaf will have perfected its software and hardware platform and will be actively marketing and licensing its technology directly to consumers as well as through partners and distribution channels. Company forecasts show that by 2018, OptiLeaf’s technology will be operational in thousands of grow houses and dispensaries worldwide. Sales at this stage are projected to exceed $4,500,000 annually.

Our Product

The heart of our system is the innovative multi-purpose growth management software suite. OptiLeaf has added proprietary hardware components, which, together with software, provide a turn-key growth management system. The system will allow growers to realize significant labor savings as common grow house tasks are fully automated. Our integrated hardware is capable of monitoring and adjusting light, soil moisture, CO2, temperature, ventilation, nutrients, and humidity as needed, in real time and around-the-clock. Our user interface, data tracking, and remote access capabilities allow growers to monitor, adjust, and manage their facilities as needed from anywhere in the world.

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Our Strategy

OptiLeaf will offer a complete line of hardware and software technological solution for the cannabis industry.

Our software is a seed-to-sale growth management system, designed to not only offer a complete grow automation system, but to enhance every aspect of the medical cannabis business.

Our leading edge wireless sensor networks include an array of products that control, monitor, and automate all aspects of the grow house operations. Our principal product, OptiLeaf GrowPro Elite, provides a complete, robust state-of-the-art hardware and software solution for large cultivation operations with multiple locations.

According to Arcview Market Research, the leading source of reliable information for the industry, cannabis is currently a $2.3 billion industry to grow to $10.2 billion by 2018. At maturity, and after federal repeal, the market is predicted to be worth between $35 and $45 billion. Medical cannabis is currently legal in 23 states and the District of Columbia. Currently, Washington and Colorado have implemented laws permitting the sale of cannabis to all adults. The report predicts that 14 more states will legalized cannabis for recreational adult use in the next five years, creating a potential $10.2 billion cannabis market by 2018.

“Cannabis is one of the fastest growing industries. Domestically, we weren’t able to find any market that is growing as quickly,” said Steve Berg, a former managing director of Wells Fargo Bank and editor of the report, The State of Legal Marijuana Markets (second edition).

The heart of our system is the innovative multi-purpose growth management software suite. OptiLeaf has added proprietary hardware components, which, together with software, provide a turn-key growth management system. The system will allow growers to realize significant labor savings as common grow house tasks are fully automated. Our integrated hardware is capable of monitoring and adjusting light, soil moisture, CO2, temperature, ventilation, nutrients, and humidity as needed, in real time and around-the-clock. Our user interface, data tracking, and remote access capabilities allow growers to monitor, adjust, and manage their facilities as needed from anywhere in the world.

Our products will be manufactured in the USA and Asia, managed by a team possessing years of experience with domestic and overseas production. OptiLeaf does not directly distribute, sell, grow, harvest cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future.

While individual components of our system are available from our main competitors, OptiLeaf believes it has the first and only system to completely integrate all aspects of growth automation and management into one system.

Marketing

OptiLeaf’s most important marketing goal as a start-up is to build product and brand awareness. The way the Company goes about this task will vary from one market segment to another.

Company research suggests that the target market reacts favorably to companies with strong public relations. To achieve its target of 1,200 customers in fiscal year 2018, OptiLeaf will concentrate on a marketing campaign that uses a combination of advertising and public relations. Using these methods, OptiLeaf will 1) educate legally authorized dispensaries, grow operations, and caregivers, 2) spawn awareness of its product line and 3) position its products to create a connection to the area that is ideal.

The goal is to build a customer-oriented business that establishes long-term relationships with customers, not single-transaction deals. The research that OptiLeaf has conducted demonstrates that there is a need for solid business to customer relationships.

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Image/Branding

To build a successful brand, OptiLeaf will identify how its brand can be leveraged for success. Based on its research and understanding of the Target Prospect, OptiLeaf will position itself as the leader in quality automated cannabis growing systems. From this effort, the Company expects to gain a number of clients that recognize the value that the OptiLeaf system offers them. OptiLeaf’s branding strategy is to promote the image of its products in the cannabis industry and establish a strong foundation for its brand.  By sharing personal brand experiences with potential customers, we will create a positive consumer perception.  We anticipate that this strategy will place us in a "first in value" position and give evidence of our advantage over the competition.

An important question that we repeatedly ask ourselves is, "Are we building a business or a brand?"  The answer is both.  As a result of our business, our brand will evolve into a recognizable symbol which will represent performance, quality, and superior service, ensuring that OptiLeaf becomes known as the industry leader in providing the most advanced technology for optimal plant growth in the cannabis industry.

Re-positioning our seed-to-sale growth management system and our wireless sensor network product as an investment rather than a cost will generate interest and response among prospective customers. For our sales strategy to be effective, acquisition of our product must be viewed as a cost saving measure. We will demonstrate that OptiLeaf’s comprehensive technological solution will greatly reduce labor expenses while maximizing yield. This fully integrated turn-key growth management system will help our customers increase sales and reduce costs, while increasing productivity and profitability.

The selling basis for our software products is OptiLeaf’s propriety line of wireless sensors and controllers with which our software is tightly integrated. This fully integrated turn-key growth management system will help our customers increase sales and reduce costs, thus increasing productivity and profitability.

Operations

OptiLeaf’s operational strategies behind the development of our products and services are based on design, innovation, and added value.  When developing a new product, we want to be the leader by introducing innovative features that will allow cannabis cultivators to lower their costs, boost yields, and maximize production capacity.  Furthermore, when OptiLeaf develops new goods or services, we will package them with support services as well as immediate observable and psychological benefits.  Our focus is on how our products and services stand against the competition and how our technical measures relate to the customers’ needs.

Our primary operation strategy is to focus on quality and service.  Our products must meet our eight dimensions of quality: performance, conformance, features, durability, reliability, serviceability, aesthetics, and perceived quality.  Based on our operational strategies, we believe OptiLeaf's products and services will be superior to the competition.  We recognize that there are some limitations imposed by trade-offs that must be made due to the nature of the product.  For example, reliability may be sacrificed in order to achieve maximum speed.

Our business operations are divided into the following core functions:

Equipment

Based on our facilities and operations capabilities, the following list of equipment will be necessary to begin operations and fulfill product demand.

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The initial investment needed to gear up for production is $145,000. This amount breaks down as follows:

●	Equipment needed to assemble components - $8,000

●	Furnishing the facilities - $15,000

●	Packaging Materials - $25,000

●	Parts and components - $97,000

Staffing

As of February 10, 2015, we have 5 full time employees. The number of employees will be determined by the projected number of customers and that will need to be attended to.

Due to the size and nature of OptiLeaf's activities, it will be necessary to have two administrative employees in Colorado to run the Company efficiently.

OptiLeaf will employ a sales force of four associates whose home base will be the Colorado office. Each associate will be assigned a region and made responsible for developing lucrative distribution channels for OptiLeaf's products and services in his or her given territory. This will come in the future and we are not actively looking for those employees now.

OptiLeaf’s assembly (manufacturing) operations will be in Kansas and will require a staff of four based on the size and quantity output of our facility.

Given the projected number of customers and potential customers that OptiLeaf plans to interact with each day, either online, on the phone or face-to-face, a customer service associate will be needed.

Due to the number of projected purchases that OptiLeaf expects per day, an associate will likely be needed for billable activities.

To be successful, our business dictates that we pay particular attention to the quality of employees that we hire.  Our staff will consist of highly-skilled and well-trained employees who must complete our industry-specific training program.  OptiLeaf will increase its staff as the demand for our products and services increases.

OptiLeaf will use its network of contacts and acquaintances to seek prospects with the proper education and training who want to work in the cannabis industry.  Headhunters for the industry will be used and full-time positions will be offered to interns who show promise.

Where possible, OptiLeaf will look to the local community for its staffing requirements and will place ads in local listings. Hiring local talent will be beneficial to both OptiLeaf and to potential employees: employees benefit by having a short commute to work and the company benefits by having a more alert, well-rested, happy staff.

We recognize the value of good employees and the importance of making the right decision the first time around. To assist us in our selection, we will use a staffing agency to find candidates who will be the best fit for our business. This method saves OptiLeaf valuable time because the agency will pre-screen all candidates and refer only those that are right for the position.

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OptiLeaf accepts the responsibility to train its employees to be successful and productive. To this end, the Company will establish a formal training program and conduct careful evaluation to ensure that training is carried out effectively and that training goals are met. Because it is planned, organized, and performed at our location, we feel that this is the best training method for our business. The timeline from start to finish will be two days of criteria training, followed by on-the-job training. The new employee will be given a series of quizzes designed to measure his/her progress. By proceeding in this manner, OptiLeaf will be able to keep track of and improve the training process and its customer service.

OptiLeaf requires that all personnel in a supervisory position exercise their responsibilities in a diligent manner.  Supervisors are responsible for seeing that all daily objectives are met, as well as interacting with their staff and ensuring that long-term goals are on the right track. Other responsibilities include providing weekly reports to their superiors as relevant information must be communicated on a real-time basis.

Inventory Handling

The key to profitability is moving inventory from receiving within 24 hours.  Proper controls such as budgeting, forecasting, reporting, consolidation and planning are essential to successful inventory management.

Our finished goods inventory will need to be inspected regularly to ensure that it is ready for delivery upon customer order.  Our business operates on the theory of "just-in-time" inventory.  Only a limited number of finished goods inventory should be kept on hand to avoid overstock in case of a sudden drop in customer orders.

Inventory will be monitored by the Inventory Manager on a bi-weekly basis and counted for accuracy on a monthly basis.  Consistent monitoring will ensure that we always have proper levels of inventory and allow for shrinkage due to factors outside our control (i.e. breakage or internal theft).  To discourage theft, the number of employees allowed to handle inventory will be restricted.

OptiLeaf will utilize the FIFO method of both accounting for and managing the physical handling of inventory, which assumes that the first product that makes its way into inventory will be the first product sold.

OptiLeaf will use a specific identification method which will allow the actual cost of the purchased inventory item to be identified by either purchase date or a designated number.

Suppliers

OptiLeaf relies on overseas manufacturers to supply various components of its product line.  The most important benefit of using this type of supplier is that we are able to remain cost competitive in our local market.  We believe that this will give us a competitive advantage that can be used to increase the sales and profits of our business.

We buy most of our inventory directly from the manufacturer. Because we generally will be placing large orders, dealing directly with the manufacturer will yield the lowest cost per unit. The down side of working with these large manufacturers is that we are not able to order in smaller quantities, resulting in having a considerable sum of money tied up in each order. When a smaller quantity of product is necessary, we will use a smaller business-to-business manufacturer.

These manufacturers will require 30 days advance notice for each order. Shipments from China typically take 7-10 days for delivery by air or 20-30 days by ocean freighter.

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Customer Service and Support

Timely order fulfillment is crucial to customer satisfaction. OptiLeaf will hire additional assistants as needed to monitor and manage the delivery, billing, warranty service and repair of its products. This helps to ensure customer satisfaction and repeat sales.

To improve operating efficiency, we plan to use Amazon.com as our order fulfillment company. Their facilities are "state-of-the-art" and their customer satisfaction record is unsurpassed. By outsourcing this function, we can keep internal staffing needs at a minimum and avoid having to expand our telephone network and computer systems. We will also save on shipping costs due to the high volume discounts Amazon.com earns by serving multiple businesses from one location.

Our customers emphasize that good service and after-sales support are among their major concerns. A hot-line service will be available to all registered customers enrolled in OptiLeaf's maintenance / support program.

Customer satisfaction will be a high priority for OptiLeaf, Our main goal is to ensure that our products are made using the highest quality components so that there are few, if any, returns due to product defects. Still, we recognize the fact that however good our product is, there will be times when it simply does not meet the needs of some customers. To ensure a positive experience and image in the minds of these and all customers, we will offer a money-back guarantee. Our objective is to make our customer service so satisfying that even if a customer decides to return a particular product, we will retain that person as a loyal customer, who won't hesitate to refer friends and associates, and perhaps make other purchases from OptiLeaf in the future.

We will use the following policies:

"If, for some reason you are not 100% satisfied with our hardware, you may return it for a full refund within 30 days of receipt. Please call our customer service to obtain a Return Merchandise Authorization number [RMA#]. Refunds are made only on the price of the product, plus any applicable taxes collected at the time of purchase. Shipping costs are not refundable."

"If the product is found to be defective, OptiLeaf will pay the shipping charges needed to return the defective item to us, as well as those needed to ship the replacement item to the consumer."

"Try our software for free for 90 days. The setup fee is non-refundable."

"Refunds for returns will be issued within 30 days of receipt of returned merchandise in salable condition, accompanied by the assigned RMA#. Refunds for payments made by cash and/or check are made by check. Credit card refunds are credited directly to the credit card used to make the purchase.”

We intend to follow industry standards by implementing a returns and adjustments policy that encourages the customer to try our products. By reducing the risk to the customer in the event that our product doesn't meet their needs and by offering a generous and timely refund policy, we hope to ensure total customer satisfaction.

Subcontractors

In order to control our expenses, OptiLeaf will subcontract a portion of our advertising and marketing to Sullivan, Higdon & Sink, Inc. This allows us to bring in professionals with expertise that we have not yet acquired.  Using the talent of the Sullivan, Higdon & Sink Agency to handle large marketing projects allows us to focus on other projects for our business.

22

Government Regulation

We are subject to a number of laws and regulations that affect companies generally and specifically those conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business.  Existing and future laws and regulations may impede our growth. These regulations and laws may cover online marketing, e-mail marketing, telemarketing, taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, web services, the provision of online payment services, unencumbered internet access to our services, the design and operation of websites, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the internet, e-commerce, digital content and web services. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

23

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Thomas Tran	48	Chief Executive Officer, Chief Technical Officer, President, Treasurer and Secretary
Michael Janzen	34	Chief Strategic Officer
Nick Nguyen	37	Chief Operating Officer, Chief Financial Officer

Thomas Tran (CTO/CEO) Age 48. Mr. Tran will handle all aspects of management for the business. He is a strategic thinker with significant business experience, knowledge and a commitment to continuous learning. Thomas will be responsible for providing strategic leadership for the company by working with the Board and management team to establish long-range goals, strategies, plans, and policies. He will also be responsible for establishing the OptiLeaf’s technical vision and leading all aspects of technology development, according to the Company's strategic direction and growth objective. Thomas comes to us with over 25 years of in-depth expertise in business management and leadership as well as a strong background in information technology and software development. Prior to joining OptiLeaf, Thomas spent 10 years (from May 1990 to June 2000) as the CEO of Prologic Computer, Inc., a privately-held computer chain store that he founded.  From April 2001 to present, he serves as President of T & A Enterprises, LLC d/b/a Eman Technology, a satellite communication company that imports and sells satellite equipment nationally and worldwide.  He has also developed and written proprietary, cloud-based Cash for Gold applications which manage and streamline the daily operations of multiple cash for gold locations in real-time using a web browser or mobile app. Thomas received his BS degree in computer science from Wichita State University, as well as an MBA degree from Webster University.

Michael Janzen (CSO) Mr. Janzen will be responsible for the sales and commercial activities within OptiLeaf. As a member of the Executive team he will play an active part in setting the strategic direction of the company and develop and execute plans for such. He will also set the tactical direction and sales efforts in the short, medium and long term. Michael brings 12 years of business management, expansion, and direct sales experience to the team. Prior to joining OptiLeaf, Michael was involved in sales and finance with the largest auto group in Kansas. He left the car business to start his own insurance agency in Andover, KS, in 2005. After three years of rapid growth, Michael was asked to expand a Fortune 500 insurance company, American Family Insurance, in Washington State. He is responsible for a multimillion dollar expansion and successfully expanded the leading sales territory of the company over the next three and a half years. Since then, Michael has relocated to Colorado for his family and was managing the lower half of Denver before moving back into managing his own individual insurance agency. Michael is actively pursuing in his true drive, launching and expanding new business venture. Michael is engaged in real estate and private investments. He is also part owner of a successful manufacturing business out of Wichita, KS. Michael graduated with a BA degree in Finance from Fort Hays State University in Kansas.

Nick Nguyen (COO/CFO) Age 37 Mr. Nguyen will take OptiLeaf’s mission and communicate it daily within the organization to ensure that all team members clearly understand the plan and the business. Nick has over 10 years of business management and entrepreneurial experience. Before joining OptiLeaf, he was the leading salesman for the largest auto group in Kansas from 2002 until he left to start his own online scooter and power sport business in 2006.Nick later co-founded a luxury car dealership. In 2009, Nick sold his interest in the car dealership and became part owner of a successful upscale restaurant in San Antonio, TX. In late 2009, he started CN Cash For Gold, with multiple locations in the state of Kansas and Missouri. Nick earned a BS degree in Aerospace Engineering from Wichita State University in Kansas.

24

Family Relationships

There are no family relationships among any of the directors and executive officers, with the exception of Nick Nguyen and Thomas Tran, who are brothers in law.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Table — Inception (August 11, 2014) through December 31, 2014.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year Ended June 30	Salary ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas Tran, CEO/CTO, President, Secretary and Treasurer	2014	$		-
Michael Janzen, CSO	2014	$
Nick Nguyen, COO/CFO	2014	$		-

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of December 31, 2014.

25

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending board of directors’ meetings. They do not receive any other compensation for serving on the board of directors, but may participate in our incentive compensation program, once such a program is established.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

We lease our office space at 100 S. Main Street, Suite 102, Wichita, KS 67202 from Trans Pacific Properties, LLC.  We currently pay $1,144 per month, for office use, including utilities.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;

(B)	Any proposed nominee for election as our director;

(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or

(D)	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of December 31, 2014, (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 3049 Delta Drive, Colorado Springs, CO 80910

	Amount and Nature of Beneficial	Percentage
Name and Address of Beneficial Owner	Ownership	of Class (1)
Executive Officers and Directors
Thomas Tran	3,869,271	19.145%
Michael Janzen	3,869,271	19.145%
Nick Nguyen	3,869,271	19.145%
Wilbur N. Gregory	3,869,271	19.145%

(1)	Based on 20,210,419 shares of common stock issued and outstanding as of December 31, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

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DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized stock consists of 100,000,000 shares of common stock, with no par value. There are currently 20,210,419 shares of common stock issued and outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of common stock or the number of shares of that series and (2) does not affect the number of authorized shares of common stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any common stock we may issue;

●	income tax consequences; and

●	the restrictions Florida and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding common stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

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SELLING SHAREHOLDERS

We are registering a total of 4,466,335 shares of common stock.

The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 31, 2014 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to the Offering (1)	Shares Being Registered	Shares Beneficially Owned After the Offering (1)
Thomas Tran 3049 Delta Drive, Colorado Springs, CO 80910	3,869,271	100,000	3,769,271
Nick Nguyen 3049 Delta Drive, Colorado Springs, CO 80910	3,869,271	100,000	3,769,271
Michael Janzen 3049 Delta Drive, Colorado Springs, CO 80910	3,869,271	100,000	3,769,271
GFI, LLC 3049 Delta Drive, Colorado Springs, CO 80910	3,869,271	100,000	3,769,271
Brandon Vu 12833 Cherry Creek, Wichita KS 67230	166,667	166,667
Mohinikumari Bhakta 2210 N. Buckeye Ave., Abilene, KS 67410	166,667	166,667
Lan Tran 4004 Bluestem, Maize, KS 67101	166,667	166,667

29

Phi Hai Ho Tran 11343 W. Fontana Ct, Wichita, KS 67205	166,667	166,667
Hien Nguyen 661 SE. Clifton Ln, Port Saint Lucie, FL 34983	166,667	166,667
Ty Pham 3415 W. Oakland Park Blvd., Lauderdale Lakes, FL 33311	233,334	233,334
Duy Nguyen 6406 Pelican Coral, San Antonio, TX 78244	333,333	333,333
Philip H Vu 3756 Wendy Way, Santa Maria, CA 93454	333,333	333,333
Joshua Rodriguez 13109 Callie Drive, Oklahoma City, OK 73131	200,000	200,000
Thang W Bui 349 N. Ridgewood Dr, Wichita, KS 67208	306,667	306,667
Steve G. Lamb P.O. Box 464, Altamont, UT 84001	333,333	333,333
Nathan J. Harris 2843 Mashie Cir, Castle Rock, CO 80109	200,000	200,000
Paul Le 13212 E. Stampede St., Wichita, KS 67230	333,333	333,333
Long Nguyen 1285 S. Eaton Ct., Lakewood, CO 80232	166,667	166,667
TC Investments, LLC 3823 E. Lewis, Wichita, KS 67218	200,000	200,000

30

Thanh Vo 13612 Briar Rose, Pearland, TX 77584	220,000	220,000
Stephanie D. Schultz 201 Dunsinene Ln., Castle Rock, CO 80104	6,250	6,250
Joshua Bruggeman 2454 W. 49th Ave., Kenwick WA 99337	6,250	6,250
Steven L. Bruggeman 7107 Prism St., Lacey, WA 98513	6,250	6,250
Fairway Holdings, LLC 100 E. Sybelia Ave., # 215, Maitland, FL 32751	1,000,000	333,333	667,000
Ross Silva 5798 Mesa Mountain Way, Colorado Springs, CO 80923	6,250	6,250
Treec Tovar 223 Lockridge St., Mulvane, KS 67110	1,250	1,250
John Greene 256 Pisano Heights, Colorado Springs, CO 80906	6,250	6,250
Adam Hinojos 10426 W. Lambuth Pl., Lakewood, CO 90235	7,500	7,500

Total	20,210,419	4,466,335	15,744,084

* Less than 1%.

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)	As of December 31, 2014, there were 20,210,419 shares of common stock issued and outstanding.
(3)	Wilbur N. Gregory has voting and dispositive control over securities held by GFI, LLC and James Byrd has voting and dispositive control over securities held by Fairway Holdings, LLC.

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PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $1.00 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $1.00 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,

●	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

●	through direct sales to purchasers or sales effected through agents,

●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

●	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $40,000.

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Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Byrd & Byrd, PL, 100 E Sybelia Dr., Ste. 215, Maitland, FL 32751.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by David A. Aronson, CPA, P.A, an independent registered public accounting firm, to the extent and for the periods set forth in their report, appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

33

OPTILEAF, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

Financial Statements Table of Contents

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

OptiLeaf Incorporated

We have audited the accompanying balance sheet of OptiLeaf Incorporated, (A Development Stage Company) as of December 31, 2014 and the related statements of operations, stockholders' deficit and cash flows for the period then ended, and for the period from inception (August 11, 2014) to December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OptiLeaf Incorporated, (A Development Stage Company) as of December 31, 2014 and results of its operations and its cash flows for the period then ended, and for the period from inception (August 11, 2014) to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ David A. Aronson, CPA, P.A.

David A. Aronson, CPA, P.A.

North Miami Beach, Florida

January 13, 2015

F-2

OptiLeaf Inc.

(a development stage company)

BALANCE SHEET

As of December 31, 2014

ASSETS
Current Assets:
Cash and equivalents	$653,937
Total current assets	653,937

Computer equipment, net	10,471

Other Assets
Security deposit	1,144

$665,552

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$731
Total current liabilities	731

Commitments

Stockholders' Equity:

Common stock, no par value; 100,000,000 shares authorized, 20,210,419 shares issued and outstanding	711,000
Subscriptions receivable	(6,000)
Deficit accumulated during development stage	(40,179)
664,821

$665,552

The accompanying notes are an integral part of these financial statements.

F-3

OptiLeaf Inc.

(a development stage company)

STATEMENT OF OPERATIONS

For the Period Ended December 31, 2014 and for the Period

From August 11, 2014 (Inception) to December 31, 2014

	From August 11, 2014 (Inception) to December 31, 2014	For the Period Ended December 31, 2014
Product sales, net	$-	$-
Cost of goods sold	-	-
Gross income	-	-

Expenses:
Advertising and promotion	124	124
Professional fees	30,393	30,393
Repairs and maintenance	173	173
Travel	69	69
Other	9,489	9,489
	40,248	40,248

Net loss before other income and expenses
and provision for income taxes	(40,248)	(40,248)

Other income and (expenses)
Interest income	69	69
Interest expense	-	-
Net loss before provision for income taxes	(40,179)	(40,179)

Provision for income taxes	-	-

Net loss	$(40,179)	$(40,179)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average number of shares outstanding	15,294,991	16,167,761

The accompanying notes are an integral part of these financial statements.

F-4

OptiLeaf Incorporated
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from August 11, 2014 (Inception) to December 31, 2014

	Common Stock		Subscriptions	Accumulated Deficit During Development	Total Stockholders'
	Shares	Amount	Receivable	Stage	Equity
Balance at - August 11, 2014 (inception)	-	$-	$-	$-	$-

Issuance of common shares for cash at $0.15 per share	500,001	75,000	-	-	75,000
Issuance of common shares for cash at $0.00775 per share	15,477,084	120,000	-	-	120,000
Issuance of common shares for cash at $0.15 per share	840,000	126,000	-	-	126,000
Issuance of common shares for cash at $0.15 per share	1,566,667	235,000	-	-	235,000
Issuance of common shares for cash at $0.15 per share	786,667	118,000	-	-	118,000
Issuance of common shares for cash at $0.005 per share	1,000,000	5,000	-	-	5,000
Issuance of common shares for cash at $0.005 per share	40,000	32,000	-	-	32,000
Subscriptions receivable	-	-	(6,000)	-	(6,000)
Net loss	-	-	-	(40,179)	(40,179)
Balance - December 31, 2014	20,210,419	$711,000	$(6,000)	$(40,179)	$664,821

The accompanying notes are an integral part of these financial statements.

F-5

OptiLeaf Inc.

(a development stage company)

STATEMENT OF CASH FLOWS

For the Period Ended December 31, 2014 and for the Period

From August 11, 2014 (Inception) to December 31, 2014

	From August 11, 2014 (Inception) to December 31, 2014	For the Period Ended December 31, 2014

Cash flows from operating activities:
Net loss	$(40,179)	$(40,179)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	44	44
Security deposit	(1,144)	(1,144)
Accounts payable and accrued expenses	731	731
Net cash used by operating activities	(40,548)	(40,548)

Cash flows from investing activities:
Purchase of equipment	(10,515)	(10,515)
Net cash used by investing activities	(10,515)	(10,515)

Cash flows from financing activities:
Proceeds from issuance of common stock	705,000	705,000
Net cash provided by financing activities	705,000	705,000

Net increase in cash	653,937	653,937
Cash at beginning of period	-	-
Cash at end of period	$653,937	$653,937

Supplemental cash flow information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-6

OptiLeaf Incorporated

(A Development Stage Company)

Notes to Financial Statements

December 31, 2014

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

OptiLeaf Incorporated ("OptiLeaf" or the "Company") was incorporated in Florida in August 2014. The Company has been in the development stage since inception and has not generated any sales to date. The Company plans to develop, market and sell integrated software and hardware to the agriculture industry for the seamless tracking and management of growth, task automation and sale of their clients' products.

Revenue Recognition

In general, the Company will record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue will be recognized at the time the product is delivered or services are performed. Provision for sales returns will be estimated based on the Company's historical return experience. Revenue will be presented net of returns.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information

The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting". The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Net Loss Per Common Share

Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period. Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock. There were no common stock equivalents at December 31, 2014.

F-7

OptiLeaf Incorporated

(A Development Stage Company)

Notes to Financial Statements

December 31, 2014

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation. ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model. ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity. The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consisted of money market funds. At December 31, 2014, the Company had cash equivalents of approximately $653,937.

F-8

OptiLeaf Incorporated

(A Development Stage Company)

Notes to Financial Statements

December 31, 2014

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

Pursuant to ASC No. 820. "Fair Value Measurement and Disclosures," the Company is required to estimate the fair value of all financial instruments included on its balance sheet as of December 31, 2014. The Company's financial instruments consist of cash. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives (5 years) of the related assets using the straight line method of accounting.

Maintenance and repairs are charged to operations when incurred. Betterments and improvements are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are reduced, and any gain or loss is included in operations.

Recent Pronouncements

There are no recent accounting pronouncements that apply to the Company.

Note 2. COMPUTER EQUIPMENT (NET)

Equipment is recorded at cost and consisted of the following at December 31, 2014:

Computer equipment	$10,515
Less: accumulated depreciation	(44)

$10,471

Depreciation expense was $44 for the period ended December 31, 2014.

F-9

OptiLeaf Incorporated

(A Development Stage Company)

Notes to Financial Statements

December 31, 2014

Note 3. STOCKHOLDERS' EQUITY

The Company has authorized 100,000,000 shares of no par value common stock. At December 31, 2014, 20,210,419 shares of common stock were issued and outstanding.

In August 2014, the Company issued 500,001 shares of common stock at $0.15 per share.

In September 2014, the Company issued 15,477,084 shares of common stock at $0.00775 per share.

In September 2014, the Company issued 840,000 shares of common stock at $0.15 per share.

In October 2014, the Company issued 1,566,667 shares of common stock at $0.15 per share.

In November 2014, the Company issued 786,667 shares of common stock at $0.15 per share.

In December 2014, the Company issued 1,000,000 shares of common stock at $0.005 per share.

In December 2014, the Company issued 40,000 shares of common stock at $0.80 per share.

Note 4. COMMITMENTS AND CONTINGENCIES

The Company leases its offices pursuant to an agreement that terminates in August 2015. The agreement requires the Company to make minimum lease payments $1,144 plus its pro rata share of operating expenses.

At December 31, 2014, future minimum lease payments were as follows:

2015	$9,152

Rent expense for the period ended December 31, 2014 was $5,596.

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OptiLeaf Incorporated

(A Development Stage Company)

Notes to Financial Statements

December 31, 2014

Note 5. INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Income tax provision at the federal statutory rate	15%
Effect of operating losses	(15)%
0%

As of December 31, 2014, the Company has a net operating loss carryforward of approximately $40,200. This loss will be available to offset future taxable income. If not used, this carryforward will begin to expire in 2034. The deferred tax asset relating to the operating loss carryforward has been fully reserved at December 31, 2014. The principal difference between the operating loss for income tax purposes and reporting purposes is disallowed meals and entertainment.

Note 6. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the period from August 11, 2014 (inception) to December 31, 2014, the Company incurred a net loss of approximately $40,200. In addition, the Company has no revenue generating operations.

The Company currently has sufficient cash to sustain itself for the next 12 months, and management believes that the funds currently on hand will be sufficient for management to execute its plan of operations and to continue as a going concern.

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20,210,249 Shares of Common Stock

OPTILEAF, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is _____________________ , 2015

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

Securities and Exchange Commission registration fee	$519
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$500
Accounting fees and expenses	$5,000
Legal fees and expense	$30,000
Blue Sky fees and expenses	$2,000
Miscellaneous	$0
Total	$38,019

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

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To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Article IX of OptiLeaf’s Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the our board of directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Item 15. Recent Sales of Unregistered Securities

In 2014, we sold 20,210,249 shares of our common stock for approximately $711,000. The restricted shares were sold to 28 investors pursuant to a private placement offering at various prices per share, as set forth herein.  Such securities were not registered under the Securities Act. These shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 504 of Regulation D (“Regulation D”) promulgated under the Securities Act.

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Item 16. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation.
3.2	By-Laws.
5.1	Legal Opinion of Byrd & Byrd, PL
23.1	Consent of David A. Aronson, CPA, P.A.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(5)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, Colorado , on February 10, 2015.

OptiLeaf, Inc.

By:	/s/ Thomas Tran
Thomas Tran Chief Executive Officer Chief Technical Officer (President, Secretary & Treasurer)

By:	/s/ Michael Janzen
Michael Janzen Chief Strategies Officer

By:	/s/ Nick Nguyen
Nick Nguyen Chief Operations Officer Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Thomas Tran	Chief Executive Officer, Chief
Thomas Tran	Technical Officer (President, Secretary & Treasurer)

/s/ Michael Janzen	Chief Strategies Officer
Michael Janzen

/s/ Nick Nguyen	Chief Operations Officer
Nick Nguyen	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation.
3.2	By-Laws.
5.1	Legal Opinion of Byrd & Byrd, PL
23.1	Consent of David A. Aronson, CPA, P.A.

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